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                                                                   EXHIBIT 4.1

                                                     THE BANK OF NOVA SCOTIA
                                                     Scotia Plaza
                                                     44 King Street West
                                                     Toronto, Ontario
                                                     Canada M5H 1H1

                                                     SCOTIABANK

October 25, 2002

Hemosol Inc.
2585 Meadowpine Blvd.
Mississauga, Ontario
L5N 8H9

Attention: Mr. L. Hartwell, Chief Financial Officer

Dear Sirs:

We confirm that subject to acceptance by Hemosol Inc. (the "Borrower"), The Bank of Nova Scotia (the "Bank") will make available to the Borrower, credit facilities on the terms and conditions set out in the attached Terms and Conditions Sheet and Schedule "A".

If the arrangements set out in this letter, and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are acceptable to you, please sign the enclosed copy of this letter in the space indicated below and return the letter to us, together with the balance of the commitment fee owing, by the close of business on October 30, 2002, after which date this offer will lapse.

This Commitment Letter replaces all previous commitments issued by the Bank to the Borrower.

                                                Yours very truly,

/s/ J. Zelikovitz                               /s/ A.M. Eastman
----------------------------                    -------------------------------
J. Zelikovitz                                   A.M. Eastman
Senior Relationship Manager                     Vice President & Centre Manager

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The arrangements set out above and in the attached Terms and Conditions Sheet and Schedule "A" (collectively the "Commitment Letter") are hereby acknowledged and accepted by:

BORROWER:                                       GUARANTOR:

HEMOSOL INC.                                    MDS INC.

By: /s/ Lee Hartwell                            By: /s/ Peter E. Brent
    ----------------------------------              ---------------------------
    Name: Lee Hartwell                              Name: Peter E. Brent
    Title: VP/CFO                                   Title: Senior VP and
                                                           General Counsel

Date: October 25, 2002                          Date: October 25, 2002

                                     Page 2

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TERMS AND CONDITIONS

CREDIT NUMBER: 01                               AUTHORIZED AMOUNT: $20,000,000

TYPE:

           Non-Revolving

PURPOSE:

           Assist with construction costs for 2585 Meadowpine Blvd. and replenish working capital.

CURRENCY:

           Canadian Dollars

AVAILMENT:

           The Borrower may avail the Credit by way of direct advances evidenced by Promissory Notes and/or Bankers' Acceptances in Canadian dollars in multiples of $100,000 (subject to a minimum availment amount of $1,000,000) and having terms of maturity of 30 to 180 days (provided terms of maturity do not exceed the expiry date of the facility).

INTEREST RATE:

           The Bank's Prime Lending Rate from time to time, plus 1.0% per annum with interest payable monthly.

           Bankers' Acceptance Fee of 2.0% per annum payable at time of acceptance.

           A Standby Fee of 3/8% per annum on the daily unused portion of the Credit payable in dollars, is payable monthly from the date of acceptance of this commitment.

DRAWDOWN:

           $10,000,000 of the Credit is to be drawn down by February 28, 2003 and the Credit is to be fully drawn down by April 30, 2003. The Bank's obligation to advance the Credit shall be terminated to the extent it is not drawn down on April 30, 2003.

           Advances are to be made in minimum multiples of $5,000,000.

REPAYMENT:

           Monthly interest payments.

           Facility is repayable on the earlier of:

                     (i) May 25, 2005, unless MDS Inc. provides notice to the Bank that the Guarantee will not be extended beyond the Initial Term (as defined herein), in

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                               which case the Facility shall be repayable on May
                               25, 2004; and

                     (ii) demand by the Bank following the occurrence of an event of default hereunder which is continuing.

PREPAYMENT:

           Provided 10 business days prior written notice has been given to the Bank, prepayment is permitted without penalty at any time in whole or in part.

FEES:

           A Commitment Fee of $100,000 is payable in connection with the Credit. $25,000 of such amount is deemed to be earned and payable upon presentation of this commitment and the balance of $75,000 is deemed to be earned and payable upon acceptance of this commitment.

           An additional fee of $25,000 is due and payable on the first day of the 16th month of the Facility and the first day of the 25th month of the Facility. For the purpose of determining the payment date of such fees only, the Facility will be deemed to have commenced on November 25, 2002.

SPECIFIC SECURITY:

           The following security, evidenced by documents and supported by certificates and legal opinions satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit:

           Guarantee of MDS Inc. (with resolution) in the principal amount of $20,000,000 (the "Guarantee").

           The Guarantee is to expressly state recourse is available under it directly against MDS Inc. prior to any Bank enforcement against the Borrower or any of its property or assets. Bank to covenant in Guarantee not to enforce against property and assets of Borrower unless MDS Inc. has failed to pay amount demanded under Guarantee within 10 days of demand under Guarantee. The Guarantee shall also provide that MDS Inc. shall be subrogated to the Bank upon its full satisfaction of all amounts demanded by the Bank under the Guarantee and that the Bank will assign to MDS Inc. all of its right, title and interest in this Credit and the General Security granted to it by the Borrower. The Guarantee shall have an initial term of 18 months (the "Initial Term"). To the extent that the Borrower has not fully repaid the Credit during the Initial Term and subject to the Borrower obtaining TSX listing approval for an additional 4,000,000 warrants for common shares of the Borrower being issued to MDS Inc. at an issue price of $1 in consideration of extending the term of the Guarantee, MDS Inc. has agreed with the Borrower to extend the term of the Guarantee a further 12 months. The term of the Guarantee shall be automatically extended for such additional 12 month period unless MDS Inc. delivers written notice to the Bank stating otherwise.

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CREDIT NUMBER: 02                                  AUTHORIZED AMOUNT: $300,000

TYPE:

           Standby Letter(s) of Credit to expire 1 year from issuance, renewable annually upon request and at the Bank's option.

PURPOSE:

           In favour of the Canadian Imperial Bank of Commerce to support foreign exchange facilities.

CURRENCY:

           U.S. dollars

AVAILMENT:

           The Borrower has availed the Credit by way of Standby Letters of Credit (with each availment subject to completion of an Application and Agreement for Irrevocable Standby Letter of Credit in a form satisfactory to the Bank).

COMMISSION:

           1.0% per annum, calculated on the issue amount, based on increments of 30 days or multiples thereof from date of issuance to expiry date. Periods of less than 30 days will be counted as a thirty day increment. The amount is subject to the Bank's minimum fee as well as revision at any time and is payable upon issuance.

REPAYMENT:

           Advances made by the Bank as a result of a call under any Standby Letter of Credit are due and payable on demand by the Borrowers upon notice by the Bank.

SPECIFIC SECURITY:

           The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit(s):

                     Reimbursement Agreement for Standby Letter of Credit.

                     100% cash collateral for Credit.

                     Authority to Hold Funds on Deposit.

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CREDIT NUMBER: 03                                  AUTHORIZED AMOUNT: $138,980

TYPE:

           Standby Letter of Credit to expire 1 year from issuance, renewable annually upon request and at the Bank's option.

PURPOSE:

           In favour of the City of Mississauga to support issuance of building permits.

CURRENCY:

           Canadian dollars

AVAILMENT:

           The Borrower has availed the Credit by way of Standby Letters of Credit (with each availment subject to completion of an Application and Agreement for Irrevocable Standby Letter of Credit in a form satisfactory to the Bank).

COMMISSION:

           1.0% per annum, calculated on the issue amount, based on increments of 30 days or multiples thereof, from date of issuance to expiry date. Periods of less than 30 days will be counted as a thirty-day increment. The amount is subject to the Bank's minimum fee as well as revision at any time and is payable upon issuance.

REPAYMENT:

           Advances made by the Bank as a result of a call under any Standby Letter of Credit are due and payable on demand by the Borrowers upon notice by the Bank.

SPECIFIC SECURITY:

           The following security, evidenced by documents in form satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credit(s):

                     Reimbursement Agreement for Standby Letter of Credit.

                     100% cash collateral for Credit.

                     Authority to Hold Funds on Deposit.

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GENERAL SECURITY, TERMS, AND CONDITIONS APPLICABLE TO ALL CREDITS

GENERAL SECURITY

           The following security, evidenced by documents and supported by certificates and legal opinions (including title opinions) satisfactory to the Bank and registered or recorded as required by the Bank, is to be provided prior to any advances or availment being made under the Credits; provided that the Bank agrees that the Specific Assignment of Contracts, Third Party Consents and Assignment of Security over Patents, Trademarks and Intellectual Property, all specified below, shall not be effective until the Borrower has received all consents and approvals necessary to allow it to grant such security and that if the Borrower undertakes to use its best efforts to obtain all consents and approvals necessary to allow such security documents to be granted, the Bank will make advances and availments hereunder notwithstanding the foregoing; and provided further that recourse under the Guarantee shall not be affected by any failure of the Borrower to obtain such consents and approvals:

                     Debenture for $25,000,000 secured by a first fixed Charge/Mortgage over the property located at 2585 Meadowpine Boulevard, Mississauga, Ontario together with a floating charge over all other assets, with insurance coverage, including business interruption insurance, to reasonable commercial standards, and loss payable endorsed to the Bank, with an IBC insurance clause endorsement.

                     General Security Agreement over all present and future personal property with appropriate insurance coverage, loss if any, payable to the Bank.

                     Security under Section 427 of the Bank Act with appropriate insurance coverage, loss, if any payable to the Bank.

                     Specific Assignment of Contracts as the Bank may require or as MDS may require prior to November 15, 2002.

                     Third Party consents and agreements to assignment of contracts as the Bank may require or as MDS may require prior to November 15, 2002.

                     Assignment of Security over all Patents, Trademarks and Intellectual Property.

                     Bank's security documents contain covenants, representations and warranties of a standard nature to which the Borrower shall be bound, in addition to matters contained herein.

CONDITIONS PRECEDENT:

           The following conditions, in addition to those referred to elsewhere herein, are to be met to the satisfaction of the Bank and its solicitors prior to any and all advances or availments being made under the Credit(s):

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                     Formal release of security/Lender rights by the National
                     Bank of Canada and termination of November 10, 2000 Senior Credit Agreement with National Bank of Canada and November 24, 2000 Subordination and Inter-Creditor Agreement with The Manufacturers Life Insurance Company.

                     Subsearch of 2585 Meadowpine Boulevard, Mississauga, Ontario confirming the property to be free of liens other than encumbrances permitted by the Bank, acting reasonably.

                     In connection with each advance, provision of a Drawdown Certificate certifying, inter alia, all representations and warranties are true and correct, covenants are in compliance and no events of default have occurred which are continuing.

GENERAL CONDITIONS:

           Until all debts and liabilities under the Credits have been discharged in full, the following conditions will apply in respect of the Credits:

           (a) The occurrence of any event of default under any senior debt credit facility of MDS Inc. which is continuing (including the syndicated senior facility led by Canadian Imperial Bank of Commerce which the Bank is a participant in (the "MDS Syndicated Facility")), will constitute a default under the credit arrangements provided for herein, as set forth in Section 10(a)(xi).

           (b)       Without the Bank's prior written consent:

                      (i) Guarantees or other contingent liabilities (other than contingent liabilities incurred in the ordinary course of business and cheques and other instruments endorsed for deposit) are not to be entered into and assets are not to be further encumbered by the Borrower.

                      (ii) No mergers, acquisitions or change in the Borrower's line of business are permitted.

SPECIFIC BORROWER REPORTING CONDITIONS:

           Until all debts and liabilities under the Credits have been discharged in full, the Borrower will provide the Bank with the following:

                     Annual Audited Unconsolidated Financial Statements within 120 days of the Borrower's fiscal year end. To be accompanied by the Auditors Letter to Management.

                     The Guarantee will provide for delivery by MDS Inc. of Annual Audited Consolidated Financial Statements, within 120 days of the Guarantor's fiscal year end.

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                     Quarterly Unconsolidated Interim Financial Statements and
                     Compliance Certificate of the Borrower, certified by a senior officer of the Borrower, within 60 days of the period end after the first 3 quarter ends.

                     The Guarantee will provide for delivery by MDS Inc. of Quarterly Unconsolidated Interim Financial Statements and copy of Compliance Certificate of MDS Inc. provided by it in connection with MDS Syndicated Facility, certified by a senior officer of MDS Inc., within 60 days of the period end after the first 3 quarter ends and 90 days after the end of the fiscal year.

                                     Page 9

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SCHEDULE A

ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL CREDITS

CALCULATION AND PAYMENT OF INTEREST:

1. Interest on loans/advances made in Canadian dollars will be calculated on a daily basis and payable monthly on the 22nd day of each month (unless otherwise stipulated by the Bank). Interest shall be payable not in advance on the basis of a calendar year for the actual number of days elapsed both before and after demand of payment or default and/or judgment.

INTEREST ON OVERDUE INTEREST:

2. Internet on overdue interest shall be calculated at the same rate as interest on the loans/advances in respect of which interest is overdue, but shall be compounded monthly and be payable on demand, both before and after demand and judgment.

INDEMNITY PROVISION:

3. If the introduction or implementation of, or any change in, or in the interpretation of, or any change in its application to the Borrower of any law or any regulation or guideline issued by any central bank or other governmental authority (whether or not having the force of law), including, without limitation, any reserve or special deposit requirement or any tax (other than tax on the Bank's general income or capital) or any capital requirement, has due to the Bank's compliance the effect directly or indirectly, of (i) increasing the cost to the Bank of performing its obligations hereunder or under any availment hereunder, (ii) reducing any amount received or receivable by the Bank or its effective return hereunder or in respect of any availment hereunder or on its capital; or (iii) causing the Bank to make any payment or to forgo any return based on any amount received or receivable by the Bank hereunder or in respect at any availment hereunder, then upon demand from time to time the Borrower shall pay such amount as shall compensate the Bank for any such cost, reduction, payment or forgone return (collectively "Increased Costs") as such amounts are calculated in a certificate reasonably prepared by the Bank.

4. In the event of the Borrower becoming liable for such Increased Costs, the Borrower shall have the right to prepay in full, without penalty, the outstanding principal balance under the affected credit other than the face amount of any document or instrument issued or accepted by the Bank for the account of the Borrower, including, without limitation, a Letter of Credit, a Letter of Guarantee or a Bankers' Acceptance. Upon any such prepayment, the Borrower shall also pay the then accrued interest on the amount prepaid and the Increased Costs to the date of prepayment together with such amount as will compensate the Bank for the cost of any early termination of its funding arrangements in accordance with its normal practices, as such amounts are calculated in a certificate reasonably prepared by the Bank.

                                    Page 10

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CALCULATION AND PAYMENT OF BANKERS' ACCEPTANCE FEE:

5. The fee for the acceptance of each Bankers' Acceptance will be payable on the face amount of each Bankers' Acceptance at the time of acceptance of each draft calculated on the basis of a calendar year for the actual number of days elapsed from and including the date of acceptance to the due date of the draft.

CALCULATION AND PAYMENT OF STANDBY FEE:

6. Standby fees shall be calculated daily and payable monthly on the basis of a calendar year for Canadian dollar credits and on the basis of a 360 day year for U.S. dollar credits from the date of acceptance by the Borrower of this Commitment Letter.

ENVIRONMENT:

7.         The Borrower agrees:

           (a) to obey all applicable Laws and requirements or any federal, provincial, or any other governmental authority relating to the environment and the operation of the business activities of the Borrower;

           (b) to allow the Bank access at all times to the business premises of the Borrower to monitor and inspect all property and business activities of the Borrower;

           (c) to notify the Bank from time to time of any material adverse change to the business activities conducted by the Borrower which would increase the environmental liability of the Borrower in any material adverse manner, it being recognized that the Borrower's business activities currently involve the use and handling of hazardous materials;

           (d) to notify the Bank of any proposed material change in the use or occupation of the property of the Borrower from that currently carried on or contemplated as part of the Borrower's business;

           (e) to provide the Bank with immediate written notice of any material environmental problem and any hazardous materials or substances which have had a material adverse effect on the property, equipment, or business activities of the Borrower and with any other environmental information requested by the Bank from time to time;

           (f) to conduct all environmental remedial activities which a commercially reasonable person would perform in similar circumstances to meet its environmental responsibilities and if the Borrower fails to do so, the Bank may perform such activities; and

           (g) to pay for any environmental investigations, assessments or remedial activities with respect to any property of the Borrower that may be performed for or by the Bank from time to time. It is understood that prior to incurring such expenses, the Borrower will be consulted, other than

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                      on costs incurred should the Bank find it necessary to
                      realize upon its security.

           If the Borrower notifies the Bank of any specified activity or change or provides the Bank with any information pursuant to subsections
           (c), (d), or (e), or if the Bank receives any environmental information from other sources, the Bank, in its sole discretion, may decide that a material adverse change in the environmental condition of the Borrower or any of the property, equipment, or business activities of the Borrower has occurred which decision will constitute, in the absence of manifest error, conclusive evidence of the material adverse change. Following this decision being made by the Bank, the Bank shall notify the Borrower of the Bank's decision concerning the material adverse change.

           If the Bank decides or is required to incur expenses in compliance or to verify the Borrower's compliance with applicable environmental or other regulations, the Borrower shall indemnify the Bank in respect of such expenses, which will constitute further advances by the Bank to the Borrower under this Agreement. It is understood that prior to incurring such expenses, the Borrower will be consulted, other than on costs incurred should the Bank find it necessary to realize upon its security.

INITIAL DRAWDOWN:

8. The right of the Borrower to obtain the initial drawdown under the Credit(s) is subject to the condition precedent that there shall not have been any material adverse changes in the financial condition of MDS Inc. or the environmental condition of the Borrower.

EVIDENCE OF INDEBTEDNESS:

9. The Bank's accounts, books and records constitute, in the absence of manifest error, conclusive evidence of the advances made under this Credit, repayments on account thereof and the indebtedness of the Borrower to the Bank.

ACCELERATION:

10. (a) All indebtedness and liability of the Borrower to the Bank shall, at the option of the Bank, become immediately due and payable, the security held by the Bank shall immediately become enforceable, and the obligation of the Bank to make further advances or other accommodation available under the Credits shall terminate, it any one of the following Events of Default occurs and is continuing:

           (i) the Borrower or any guarantor fails to make when due, whether on demand or at a fixed payment date, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other amount payable to the Bank under this Commitment Letter or the Security;

           (ii) there is a breach by the Borrower of any other term or condition contained in this Commitment Letter or in any other agreement to which the Borrower and the Bank are parties which shall have continued for a period of 10 days

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                      after written notice thereof has been provided to the
                      Borrower and MDS Inc.;

           (iii) any default occurs under any security (the "Security") listed in this Commitment Letter under the headings "Specific Security" or "General Security" or under any other credit, loan or security agreement to which the Borrower is a party which shall have continued for a period of 10 days after written notice thereof has been provided to the Borrower and MDS Inc.;

           (iv) any representation or warranty made or given herein or under any Security is incorrect in any material respect so as to make such representation or warranty materially misleading and such misrepresentation continues to be incorrect for a period of 10 days after written notice thereof has been delivered to the Borrower and MDS Inc.;

           (v) any bankruptcy, re-organization, compromise, arrangement, insolvency or liquidation proceedings or other proceedings for the relief of debtors are instituted by or against the Borrower or any guarantor and, if instituted against the Borrower or any guarantor, or are allowed against or consented to by the Borrower or any guarantor or are not dismissed or stayed within 60 days after such institution;

           (vi) a receiver is appointed over any property of the Borrower or any judgement or order or any process of any court becomes enforceable against the Borrower or any property of the Borrower or any creditor takes possession of any property of the Borrower;

           (vii) any judgement or award by an arbitrator is rendered against the Borrower in an amount greater than $1,000,000 and such judgement or award is not payable by an insurer pursuant to insurance maintained by the Borrower, or such judgement or award is not being actively and diligently contested in good faith and has not been vacated, discharged, stayed or bonded pending appeal within 35 days from the entry thereof or such shorter period within which any property of the Borrower may be sold or forfeited thereunder;

           (viii) any execution, sequestration, extent, or other similar process of any court shall become enforceable against the Borrower, or if a distress or any analogous process shall be levied against any of the properties or assets of the Borrower and the aggregate amount claimed pursuant to all such executions or other processes which are not being actively or diligently contested in good faith or in respect of which the creditors are not being effectively restrained from enforcing such execution or other processes, exceeds $1,000,000;

                                    Page 13

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           (ix)       any course of action is undertaken by the Borrower which
                      would result in the Borrower's reorganization, amalgamation or merger with another corporation or the transfer of all or substantially all of the Borrower's assets or the Borrower ceasing to carry on all or substantially all of its business;

           (x) any guarantee of indebtedness and liability under any of the Credits herein is withdrawn, determined to be invalid or otherwise rendered ineffective;

           (xi) any event of default by MDS Inc. under any senior debt credit facility to which MDS Inc. is a party, including the MDS Syndicated Facility, and as a consequence thereof the maturity of such indebtedness has been or may be accelerated or payments in respect thereof have been rescheduled, and such default has not been waived or cured.

COSTS:

11. All out-of-pocket costs, including reasonable legal and appraisal fees incurred by the Bank relative to security and other documentation and the enforcement thereof, shall be for the account of the Borrower and may be charged to the Borrower's deposit account when submitted.

                                    Page 14